EXHIBIT 99.3

UPDATED SELECTED FINANCIAL DATA

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES

FIVE-YEAR SUMMARY (a)

(MILLIONS OF DOLLARS EXCEPT PER SHARE DATA)	2005		2004		2003(c)		2002 (c)(d)		2001 (c)

Sales	$6,523.	7	$5,398.	4	$4,482.	7	$4,291.	8	$4,139.	9
Net earnings from continuing operations	532.	2	430.	7	270.	5	210.	0	85.	4
(Loss) earnings from discontinued operations (b)	(.	1)	14.	9	5.	8	1.	2	6.	5
Net earnings	532.	1	445.	6	276.	3	211.	2	91.	9
Basic earnings per share:
Continuing operations	6.7	2	5.4	0	3.4	7	2.6	2	1.0	6
Discontinued operations	–		.1	9.0		8.0		1.0		8
Net earnings per common share - basic	6.7	2	5.5	9	3.5	5	2.6	3	1.1	4
Diluted earnings per share:
Continuing operations	6.5	4	5.3	1	3.4	7	2.6	1	1.0	5
Discontinued operations	–		.1	8.0		8.0		1.0		8
Net earnings per common share - assuming dilution	6.5	4	5.4	9	3.5	5	2.6	2	1.1	3
Total assets	5,842.	4	5,555.	0	4,262.	2	4,162.	6	4,037.	5
Long-term debt	1,030.	3	1,200.	6	915.	6	927.	6	1,191.	4
Redeemable preferred stock of subsidiary (e)	–		192.	2	202.	6	208.	4	196.	5
Cash dividends per common share	1.1	2.8		4.5		7.4		8.4		8

(a)

As more fully disclosed in Note 1 of Notes to Consolidated Financial Statements included in Exhibit 99.2 of this report, the Corporation adopted SFAS No. 123R effective January 1, 2006 using the modified retrospective method of adoption whereby the Corporation restated all prior periods presented based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures. The amounts in this five-year summary reflect the restated amounts upon adoption of SFAS No. 123R.

(b)

(Loss) earnings from discontinued operations represent the earnings, net of applicable income taxes, of the Corporation’s discontinued European security hardware business. Loss from discontinued operations for the year ended December 31, 2005, includes a loss on sale of discontinued operations of $.1 million. Earnings from discontinued operations for the year ended December 31, 2004, include a gain on sale of discontinued of operations of $12.7 million. That gain was net of a $24.4 million goodwill impairment charge associated with the DOM security hardware business. The earnings of the discontinued operations do not reflect any expense for interest allocated by or management fees charged by the Corporation. For additional information about the discontinued European security hardware business, see Note 3 of Notes to Consolidated Financial Statements included in Exhibit 99.2 of this report.

(c)

As more fully disclosed in Note 20 of Notes to Consolidated Financial Statements included in Exhibit 99.2 of this report, under a restructuring program developed by the Corporation in the fourth quarter of 2001, earnings from continuing operations for 2003, 2002, and 2001 include a restructuring charge of $20.6 million, $46.6 million, and $99.7 million before taxes, respectively ($14.9 million, $29.2 million, and $70.6 million after taxes, respectively). Those 2003, 2002, and 2001 pre-tax charges were net of reversals of $13.2 million, $11.0 million, and $4.1 million, respectively, representing reversals of previously provided restructuring reserves as well as the excess proceeds received on the sale of long-lived assets, written down as part of restructuring actions, over their adjusted carrying values. In addition, earnings from continuing operations for 2003 include a restructuring charge of $11.0 million before taxes ($7.2 million after taxes) associated with the closure of a manufacturing facility in its Hardware and Home Improvement segment as a result of the acquisition of the Baldwin and Weiser businesses.

(d)

Effective January 1, 2002, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Effective January 1, 2002, goodwill is no longer amortized by the Corporation.

(e)

As of December 31, 2004, redeemable preferred stock of subsidiary was included in other current liabilities. As of December 31, 2001 through 2003, redeemable preferred stock of subsidiary was included in other long-term liabilities.